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                                                                    Exhibit 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Uproar, Inc. :

We consent to incorporation by reference in the registration statement on Form S-8 of Uproar, Inc. of our report dated April 28, 2000, relating to the consolidated financial statements of Take Aim Holdings Ltd. and its subsidiaries (a development stage enterprise), as of December 31, 1999 and for the period from January 4, 1999 (date of inception) to December 31, 1999, which report appears in the Amendment to Current Report on Form 8-K/A of Uproar Inc., filed on October 13, 2000.

/s/ Somekh Chaikin
-------------------
Somekh Chaikin, a member of KPMG International
Certified Public Accountants (Israel)


October 30, 2000